Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 22, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces 2023 Results

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the year ended December 31, 2023 of $114,117,000 or $2.85 per common unit.

A comparison of the Partnership’s consolidated results for the twelve month periods ended December 31, 2023 and 2022 are set forth below:

	Twelve Months Ended
	December 31,
	2023	2022
Operating Revenues	$163,799,000	$170,800,000
Net Income	$114,117,000	$130,607,000

Net Income Per Common Unit	$2.85	$3.35

The Partnership’s independent engineering consultant estimated its total proved oil and natural gas reserves to be 83.3 billion cubic feet of natural gas equivalents (bcfe) as of December 31, 2023. Approximately 82% of these reserves are attributable to the Partnership’s Royalty Properties and 18% are attributable to its Net Profits Interest. Natural gas accounted for 40% of proved reserves as of December 31, 2023, all of which were classified as proved developed producing.

The Partnership distributed a total of $137.5 million to its common unitholders from May 2023 through February 2024 attributable to 2023 activity.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.